                                                                      Exhibit 11


                      THE RIVAL COMPANY AND SUBSIDIARIES
                          Diluted Earnings Per Share
                     (in thousands except per share data)



                                        Three months ended       Six months ended
                                       ---------------------   --------------------
                                       12/31/97    12/31/96    12/31/97    12/31/96
                                       --------    --------    --------    --------
Net earnings                           $  7,437    $  8,594    $ 11,163    $ 13,870
                                       ========    ========    ========    ========

Diluted Earnings Per Share
--------------------------

Weighted average common and common
  equivalent shares outstanding           9,598       9,973       9,631       9,961
                                       ========    ========    ========    ========

Earnings per common and common
  equivalent share (diluted)           $   0.77    $   0.86    $   1.16    $   1.39
                                       ========    ========    ========    ========
Share computation:
     Average common shares
      outstanding                         9,446       9,734       9,448       9,732
     Average number of options
      outstanding                           816         663         822         673
     Less treasury shares acquired
      with proceeds from exercise
  of options                               (664)       (424)       (639)       (444)
                                       ========    ========    ========    ========

Weighted average common and common
  equivalent shares outstanding           9,598       9,973       9,631       9,961
                                       ========    ========    ========    ========
